Exhibit 99.1

Motus GI Announces Presentation of Results from Independent Study of Pure-Vu System in IBP Patients at the 2021 ACG Annual Scientific Meeting

FORT LAUDERDALE, FL., October 26, 2021 – Motus GI Holdings, Inc., (NASDAQ: MOTS) (“Motus GI” or the “Company”), a medical technology company providing endoscopy solutions that improve clinical outcomes and enhance the cost-efficiency associated with the diagnosis and management of gastrointestinal conditions, announced today that results from an independent single-center study of the Pure-Vu System as an adjunct to colon cleansing in patients with inadequate bowel preparation (IBP) were featured in a poster presentation at the 2021 American College of Gastroenterology (ACG) Annual Scientific Meeting.

“We are excited to see the positive results of this real-world, independent study of the Pure-Vu System supporting both inpatient and outpatient procedures for screening and emergency colonoscopies at the ACG meeting. While we have conducted extensive research of the Pure-Vu System around inpatient screening colonoscopies following bowel preparation, this evaluation of the Pure-Vu System included three patient cases where the Pure-Vu System was successfully used in emergency colonoscopy without bowel preparation. We believe there is tremendous potential for the Pure-Vu System to support colonoscopies following limited bowel preparation, which supports results from other studies,” commented Tim Moran, Director and Chief Executive Officer at Motus GI. “It has been a pleasure working with the GI team at the University of Texas Medical Branch (UTMB) at Galveston as they evaluated the use of the Pure-Vu System as an adjunct to colon cleansing in patients with inadequate bowel preparation.”

“We concluded in this study that this device is a very useful tool in colonoscopies with patients with IBP, especially in those with a history of incomplete procedures,” stated Dr. Sreeram Parupudi, Professor in the Division of Gastroenterology and Hepatology, Department of Internal Medicine at UTMB in Galveston. “Of the 40 procedures that we completed, the Pure-Vu was used as an adjunct to IBP to allow completion of procedure in 37 patients. Additionally, we successfully completed three procedures without any bowel preparation in patients with lower GI bleeds. We believe that the utility of the Pure-Vu in these types of cases merits further study.”

In the study, the Pure-Vu was used in 40 patients (14 inpatient procedures (35%) and 26 outpatient procedures (65%)) with IBP to complete the colonoscopy. The indication for colonoscopy was either diagnostic or colorectal cancer (CRC) screening/surveillance. Pure-Vu was used as an adjunct to IBP to allow completion of procedure in 37 patients. In patients with IBP, the mean BBPS score improved from 3.1 (range: 0-6) to 8.5 (range 5-9) after intra-procedural cleansing. Three patients had active lower gastrointestinal bleeding (LGIB), and Pure-Vu was used without bowel preparation to promptly detect the etiology and possibly treat. When used in emergency colonoscopy without bowel preparation, procedures could be completed in all three patients detecting and treating diverticular and post-polypectomy bleeding in one patient each and diagnosing severe right sided ischemic colitis in another. Use of Pure-Vu did not interfere with the performance of endoscopic interventions including biopsy, cold/hot snare polypectomy, or EMR. Besides minor mucosal trauma in two cases, no major complications were observed with Pure-Vu.

The ACG poster presentation can be viewed on the Motus GI website at (click here).

About Motus GI

Motus GI Holdings, Inc. is a medical technology company, with subsidiaries in the U.S. and Israel, providing endoscopy solutions that improve clinical outcomes and enhance the cost-efficiency associated with the diagnosis and management of gastrointestinal conditions.

For more information, visit www.motusgi.com and connect with the Company on Twitter, LinkedIn and Facebook.

Forward-Looking Statements

This press release contains certain forward-looking statements. Forward-looking statements are based on the Company's current expectations and assumptions. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. These statements may be identified by the use of forward-looking expressions, including, but not limited to, "expect," "anticipate," "intend," "plan," "believe," "estimate," "potential," "predict," "project," "should," "would" and similar expressions and the negatives of those terms, including without limitation, risks related to the Company’s cost reduction plan, the cost savings and the cash expenses related to the implementation of the plan, risks related to the continued impact of the COVID-19 pandemic, risks inherent in the development and commercialization of potential products, possible or assumed future results of operations, business strategies, potential grow opportunities, uncertainty in the timing and results of clinical trials or regulatory approvals, maintenance of intellectual property rights or other risks discussed in the Company’s Form 10-K filed on March 16, 2021, and its other filings with the Securities and Exchange Commission. Prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Contact:

Bob Yedid

LifeSci Advisors

(646) 597-6989

bob@lifesciadvisors.com